UNITED STATES SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.   )
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BELLSOUTH CORPORATION

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AT&T, BellSouth merger
Right opportunity at the right time

The merger of AT&T and BellSouth creates a new company that will be more innovative and efficient, providing benefits to customers.
“Technology changes and convergence are shaping a new competitive dynamic and creating tremendous opportunity. We’re creating a company with much better capabilities to seize these opportunities while maintaining its strong focus on customer service and community involvement,” said Duane Ackerman, chairman and CEO of BellSouth.
AT&T Chairman and CEO
Ed Whitacre
“We are combining two well-respected companies with complementary assets and a common heritage. That will allow us to build on the past successes of both companies in providing superior customer service and in conducting our businesses with integrity,” Ackerman said.
AT&T Chairman and CEO Ed Whitacre said: “There is no company in our industry today that I respect and admire more than BellSouth. BellSouth operates in an attractive region with a growing economy. It has great employees and an outstanding network, with fiber optics deeply deployed in its service area,” he said. “It has a strong record in terms of customer service and a sound, conservative balance sheet. These strengths, added to those of AT&T, will improve our ability to provide innovative services to more customers while returning substantial value to our owners and improving our growth profile.”
Once the merger is approved, Whitacre will serve as chairman and CEO of the combined company. Ackerman will serve as chairman and CEO of BellSouth
BellSouth Chairman and CEO
Duane Ackerman
operations for a transition period following the merger.
“I know that this is a time of personal and professional uncertainty,” said Ackerman, “and we hope to reduce that uncertainty for you as quickly as possible. I remain confident that this merger makes sense for our employees, our customers, and our shareholders and will further strengthen our place in the industry. In the meantime, we all need to stay focused on delivering the superior service our customers rely on us to provide.”

Highlights of the announced merger
•	BellSouth will function as AT&T’s Southeast regional operations with regional headquarters in Atlanta.

•	AT&T will maintain its corporate headquarters in San Antonio, Texas.

•	Cingular will become a wholly owned subsidiary of AT&T, and its headquarters will remain in Atlanta.

•	At closing, each outstanding BellSouth share will be converted into 1.325 shares of AT&T stock.

•	The merger is expected to result in an increased dividend for BellSouth shareholders after the closing.

•	AT&T willl maintain state headquarters in each of BellSouth’s nine states.

Merger will benefit employees, customers, shareholders

When AT&T and BellSouth merge, the new company will be more innovative and efficient, providing benefits to customers by combining the Internet Protocol networks of Cingular, BellSouth and AT&T into a single fully integrated wireless and wireline IP network offering a full range of advanced solutions.
As a result, the combined company will be better able to speed the convergence of new and improved services for consumers and businesses, and embrace the industry’s shift to Internet Protocol network-based technologies.
During a broadcast to BellSouth employees over the BellSouth Television Network (BTN), Chairman and CEO Duane Ackerman discussed the benefits of the merger for all the constituents of the combined companies:
Key benefits for employees
•	An opportunity to work for one of the most respected companies in the world.

•	Both companies have similar cultures emphasizing service and network excellence.

•	Strong financial position means ability to invest in next- generation products, services and technology.

•	Next-generation capabilities will make the company better able to meet customer demands and compete successfully.

•	Both companies value diversity and inclusion.

•	The vast majority of BellSouth positions will not be affected by the merger.

•	Years of service with BellSouth will be recognized by AT&T after the closing.

•	The terms and conditions of BellSouth labor agreements will be assumed by the new company.
Key benefits for customers
•	More competition, innovation and choices for customers.

•	An improved network will provide a full range of integrated wireline/wireless services.

•	More operational efficiencies will free up investment in Internet Protocol (IP) technology.

•	Better integration and streamlined decision-making for joint ventures Cingular and YELLOWPAGES.COMTM.

•	The larger scale of the combined companies enhances the ability to attract the right content and technology partners.

•	The tradition of service that both companies bring will provide superior customer service.
Key benefits for shareholders
•	Shareholders will receive a meaningful premium on their BellSouth shares -17.9 percent above the closing price on March 3, 2006, (which is the last business day before the merger agreement was signed).

•	As a stock merger rather than cash sale, BellSouth shareowners maintain ongoing ownership with potential for more upside from synergies.

•	After the closing, each share of BellSouth stock, which currently pays an annual dividend of $1.16, will first be converted to 1.325 shares of AT&T stock. Since AT&T’s current annual dividend is $1.33, the dividend received on a share held today will effectively increase 52% to $1.76 post-merger.

AT&T Today
•	AT&T Inc. includes the former AT&T Corp. and SBC Communications Inc.

•	The leading telecommunications company in the United States and one of the largest in the world.

•	Recognized as the Most Admired Telecommunications Company in America and in the world by Fortune magazine.

•	$43.9 billion in annual revenue and $4.8 billion in annual net income.

•	60 percent owner of Cingular Wireless, the No. 1 U.S. wireless services provider.

•	Headquarters in San Antonio, Texas.

•	Almost 200,000 employees.

•	One of the most recognized brands in the world.

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Questions and Answers:

Q:	Are BellSouth’s pensions/cash balance accounts secure? Will the plans change prior to the close because of the merger announcement? Will the BellSouth pension plans continue after the merger?
A.	The BellSouth pension plans will not change as a result of the merger agreement. Individuals currently receiving pensions can be confident that there will be no disruption in receiving their monthly pension annuities from BellSouth and following the merger with AT&T, in accordance with the terms of BellSouth’s pension plans. You should be aware that under law, companies cannot reduce or eliminate a person’s accrued and vested pension benefit under tax-qualified plans, such as BellSouth’s. In addition, BellSouth’s pension plans remain well-funded. Any decisions regarding the pension plans after the merger closes will be made by AT&T.
Q:	What are the laws that govern pension plans?
A.	Pension funds are governed by ERISA (the Employee Retirement Income Security Act of 1974) and backed by the Pension Benefit Guaranty Corporation, a government agency that insures company-sponsored defined benefit plans. BellSouth’s pensions are considered defined benefit plans because the benefits payable are determined by formulas set forth in the plans.
Q:	What happens to my 401(k) plan?
A.	The 401(k) plans will not change as a result of the merger agreement, and your account will continue to be invested according to your investment direction. However, following the closing, the BellSouth stock fund in each 401(k) plan will exchange its holdings of BellSouth common stock for AT&T common stock in accordance with the 1.325 exchange ratio set forth in the merger agreement. Any decisions regarding the 401(k) plans after the merger closes will be made by AT&T.
Q:	Will the proposed merger affect my telephone concession benefits?
A.	BellSouth will continue to offer telephone concession benefits to eligible retirees until the close of the merger. After the closing, decisions about telephone concession benefits will be made by AT&T.
Q:	What will happen to retiree medical, dental and life insurance benefits as a result of the merger with AT&T?
A.	The merger agreement does not require BellSouth to terminate or reduce any of its overall benefits and compensation programs, including retiree medical, dental and life insurance benefits. BellSouth’s retiree medical, dental and life insurance plans in general will remain in effect and will continue to be administered in accordance with their terms until closing (although BellSouth continues to reserve the right to modify these programs in any way and in accordance with the needs of the business). Following the closing, retirees of BellSouth will be viewed as retirees of AT&T, and AT&T will make all decisions regarding AT&T retiree medical, dental and life insurance benefits.
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Questions and Answers:
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Q:	Are we voting on the proposed transaction with AT&T at the BellSouth Annual Meeting planned for April 24, 2006?
A.	No, BellSouth will hold a special shareholders’ meeting later this year to obtain approval for the transaction. BellSouth shareholders will be provided with a packet of information, including a proxy statement and notification of the time and place of the meeting, prior to that special meeting. Approval of the transaction will require the affirmative vote of a majority of the outstanding shares of BellSouth common stock.
Q:	How can I get Human Resources questions, specifically benefits issues, answered?
A.	Human Resources-related questions on benefits can be answered by accessing www.bellsouthbenefits.com or through the BellSouth Benefits Service Center at 1-800-528-1232.

We have included or incorporated by reference in this document financial estimates and other forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These estimates and statements are subject to risks and uncertainties, and actual results might differ materially from these estimates and statements. Such estimates and statements include, but are not limited to, statements about the benefits of the merger, including future financial and operating results, the combined company’s plans, objectives, expectations and intentions, and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of the management of AT&T Inc. and BellSouth Corporation and are subject to significant risks and uncertainties and outside of our control.
The following factors, among others, could cause actual results to differ from those described in the forward-looking statements in this document: the ability to obtain governmental approvals of the merger on the proposed terms and schedule; the failure of AT&T shareholders to approve the issuance of AT&T common shares or the failure of BellSouth shareholders to approve the merger; the risk that the businesses of AT&T and BellSouth will not be integrated successfully or as quickly as expected; the risk that the cost savings and any other synergies from the merger, including any savings and other synergies relating to the resulting sole ownership of Cingular Wireless LLC may not be fully realized or may take longer to realize than expected;
disruption from the merger making it more difficult to maintain relationships with customers, employees or suppliers; and competition and its effect on pricing, spending, third-party relationships and revenues. Additional factors that may affect future results are contained in AT&T’s, BellSouth’s, and Cingular Wireless LLC’s filings with the Securities and Exchange Commission (“SEC”), which are available at the SEC’s Web site (http://www.sec.gov). Neither AT&T nor BellSouth is under any obligation, and expressly disclaim any obligation, to update, alter or otherwise revise any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.
NOTE: In connection with the proposed merger, AT&T Inc. (“AT&T”) filed a registration statement on Form S-4 (Registration No. 333-132904), containing a joint proxy statement/prospectus of AT&T and BellSouth Corporation (“BellSouth”), with the Securities and Exchange Commission (the “SEC”) on March 31, 2006. Investors are urged to read the registration statement and the joint proxy statement/prospectus contained therein (including all amendments and supplements to it) because it contains important information. Investors may obtain free copies of the registration statement and joint proxy statement/prospectus, as well as other filings containing information about AT&T and BellSouth, without charge, at the SEC’s Web site (www.sec.gov). Copies of AT&T’s filings may also be obtained without charge from AT&T at AT&T’s Web site (www.att.com) or by directing a request to AT&T Inc. Stockholder Services, 175 E. Houston, San Antonio, Texas 78205. Copies of BellSouth’s filings may be obtained without charge from BellSouth at BellSouth’s Web site (www.bellsouth.com) or by directing a request to BellSouth at Investor Relations, 1155 Peachtree Street, N.E., Atlanta, Georgia 30309.
AT&T, BellSouth and their respective directors and executive officers and other members of management and employees are potential participants in the solicitation of proxies in respect of the proposed merger. Information regarding AT&T’s directors and executive officers is available in AT&T’s 2005 Annual Report on Form 10-K filed with the SEC on March 1, 2006, and AT&T’s proxy statement for its 2006 annual meeting of stockholders, filed with the SEC on March 10, 2006, and information regarding BellSouth’s directors and executive officers is available in BellSouth’s 2005 Annual Report on Form 10-K filed with the SEC on February 28, 2006, and BellSouth’s proxy statement for its 2006 annual meeting of shareholders, filed with the SEC on March 3, 2006. Additional information regarding the interests of such potential participants is included in the registration statement and joint proxy statement/prospectus contained therein, and other relevant documents filed with the SEC.

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NEXT STEPS:
What to expect, what to look for, what to do
AT&T and BellSouth are expected to complete their merger in about 12 months because of the regulatory approvals required:
•	The U.S. Department of Justice.

•	Federal Communications Commission.

•	Certain state public utility commissions.

•	Few local and foreign authorities.
In addition, shareholders for both BellSouth and AT&T must approve the merger.
Between now and the closing:
Merger approval process
When the merger between BellSouth and AT&T was announced on March 5, 2006, officials for both companies indicated that the approval process would take nine to 12 months. As employees go about the business of keeping BellSouth strong, here is what the entities responsible for reviewing and approving the proposed merger will be doing.
Who has to approve
the merger?
Major players in the approval process are the U.S. Department of Justice (DOJ), the Federal Communications Commission (FCC), and a dozen or so state public service commissions (PSCs). While each has its own criteria for analyzing the transaction, the ultimate goal of the regulatory approval process is to evaluate the impact of the merger on competition in the marketplace and/or whether it is in the public interest. The merger also requires the approval of the shareholders of both companies.
The DOJ will determine whether the merger
is harmful to competition.
The DOJ’s clearance process is confidential and began on March 31, when BellSouth and AT&T separately filed Hart-Scott-Rodino Premerger Notification forms, as required by law. Within 30 days of the filing, the DOJ will decide whether it needs to issue a “second request” for documents and information. The DOJ staff will use the antitrust laws to evaluate the impact of the merger on competition.
After reviewing the data, the DOJ will discuss its initial conclusions privately with BellSouth and AT&T. The DOJ can decide to block the merger, clear the merger or impose remedies, which must be approved by a federal court.
The FCC will determine whether the merger is in the public interest.
The FCC’s review process is generally open to the public (except when competitively sensitive information is involved), and was initiated when BellSouth and AT&T jointly filed a Public Interest Statement on March 31. Usually within two weeks after the Public Interest Statement is filed, the FCC will give interested parties between 30 and 45 days to file comments on the proposed merger. The FCC will designate a number of days for BellSouth and AT&T to reply to the comments.
The FCC may issue requests for additional data based in part on issues raised during the comment cycle. Although the FCC tries to limit its review period to 180 days, it can “stop the clock” at any time if additional information or review time is required. During the FCC review period, many parties will file ex parte statements that summarize and update their positions. At the end of its review period, the FCC will issue an order that includes the reasons for its decision.
Shareholders will determine whether the merger is good for investors.
BellSouth and AT&T will each hold a special shareholders’ meeting later this year to obtain approval for the transaction. Shareholders will receive a packet of information that includes a proxy statement and notice of the meeting. For the merger to be approved, a majority of BellSouth’s outstanding shares must vote for the merger. AT&T shareholders must approve the issuance of the AT&T stock required to be issued in the merger. The shareholders’ meetings are currently expected to take place this summer.
State PSC filings
BellSouth and AT&T filed applications with the PSCs in six states in the BellSouth region and 12 out-of-region states and made informational filings with other states served by the companies. In states conducting an approval process, the PSCs will evaluate the merged company’s capability to provide customer service and the public interest benefits of

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NEXT STEPS: What to expect, what to look for, what to do
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the merger. BellSouth and AT&T also made similar filings with competition authorities in three foreign countries.
AT&T will announce that the merger has been approved.
When all necessary approvals have been obtained, AT&T will issue a press release announcing the date of the closing. Until the deal is closed, BellSouth and AT&T must continue to operate their businesses separately. As a general rule of thumb, BellSouth employees should follow these guidelines:
•	Do continue to operate as a separate business at arms length from AT&T, and continue to make independent decisions in the best interest of BellSouth and its shareholders.

•	Do continue to compete with AT&T in any and all business activities where we were competitors before the merger was announced.

•	Do continue to deal with AT&T as a potential supplier, customer and joint venture partner, but only in the ordinary course of business, just as you would have before the merger was announced and as you would with other independent companies.
After the closing:
•	Decisions regarding benefits and compensation will be made by AT&T. But under the merger agreement, for at least one year, AT&T has agreed that BellSouth’s management employees will have benefits and compensation programs that are no less favorable, overall, than those that employees have at BellSouth. Subsequently, it will be the decision of AT&T whether employees will migrate to the benefit plans and programs of the AT&T companies.

•	Job consolidation is expected for headquarters staff and support functions and for those operations that overlap, but the vast majority of BellSouth positions will be unaffected by the merger.

•	Management employees who leave the combined company under certain circumstances will be provided benefits under an enhanced separation plan.

Please call the BellSouth Benefits Service Center at 1-800-528-1232 for additional information on benefits.

From Us to You is published quarterly by BellSouth Public Relations for retired employees of BellSouth.
©2006 BellSouth Corporation. All BellSouth trademarks contained herein are the property of BellSouth Intellectual Property Corporation.

FromUS
toYOU
Retiree Benefits
The BellSouth Benefits Service Center
P.O. Box 785038
Orlando, Fla. 32878-5038